Exhibit 99.1

The St. Joe Company Reports Third Quarter 2009 Results

Southwest Airlines to Serve Northwest Florida’s New International Airport

JACKSONVILLE, Fla.--(BUSINESS WIRE)--November 3, 2009--The St. Joe Company (NYSE:JOE) today announced a Net Loss for the third quarter of 2009 of $(14.4) million, or $(0.16) per share, which included pre-tax charges of $12.9 million, or $0.08 per share after tax. This compares to a Net Loss of $(19.2) million, or $(0.21) per share, for the third quarter of 2008, which included pre-tax charges of $13.0 million, or $0.09 per share after tax. All per-share references in this release are presented on a diluted basis.

St. Joe’s third quarter earnings included $11.1 million of pre-tax, non-cash impairment charges including $9.0 million related to the settlement of the Saussy Burbank notes receivable, $2.0 million associated with various homes, homesites and other long-term assets and $0.1 million related to various builder notes receivable. The Company also incurred a restructuring charge of $1.8 million related to one-time termination benefits.

Third Quarter Highlights:

  Sold 5.6 acres of commercial land for $2.1 million, or over $350,000 per acre.
  Generated $9.2 million of revenue from the sale of 47 residential homes and homesites, including substantially all of the remaining condominium units at Artisan Park in Celebration, Florida.
  Completed the sale of the SevenShores condominium project in Bradenton, Florida.
  Received federal tax refunds totaling more than $32 million in cash.
  Increased the Company’s cash position by $40.0 million and reduced debt by $5.8 million.
  Hired a vice president - economic development to focus on commercial development opportunities within the West Bay Sector.

Highlights Subsequent to September 30, 2009:

  Led the regional effort to facilitate Southwest Airlines’ (NYSE:LUV) decision to launch service at the new international airport in Northwest Florida.
  Extended the maturity of the Company’s $100 million revolving credit facility to September 19, 2012.
  Settled the outstanding Saussy Burbank notes receivable.

“During the third quarter, we continued to make progress in our efforts to stimulate demand for our land in Northwest Florida with an emphasis on our land proximate to the new international airport,” said St. Joe’s President and CEO Britt Greene. “The addition of a vice president of economic development and, of course, Southwest Airlines’ game-changing announcement of planned service to the new airport will help to create value for our shareholders for many years to come.”

Northwest Florida’s New International Airport

On October 21, 2009, St. Joe and Southwest Airlines announced a strategic alliance providing for the commencement of low-fare air service to the new international airport under construction near Panama City Beach, Florida. Southwest Airlines’ service at the new airport will consist of at least two daily non-stop flights from Northwest Florida to each of four destinations for a total of eight daily non-stop flights.

St. Joe continues its planning and design work on approximately 1,000 acres adjacent to the new airport, which is expected to open in May, 2010. The land is being planned for industrial, office, retail and hotel users.

“Now that the most successful airline in the country will serve the new international airport, we are accelerating our outreach efforts with site consultants and customers about opportunities to utilize our lands,” said Greene. “The ‘Southwest Effect’ will give these users more reason to seriously consider expanding their businesses in our region.”

Liquidity and Balance Sheet

At September 30, 2009, St. Joe had cash of $156.6 million and pledged treasury securities of $27.5 million, compared to debt of $43.3 million, $27.5 million of which is defeased debt. The Company’s $100 million revolving credit facility remained undrawn at September 30, 2009.

During the third quarter, St. Joe’s cash position increased primarily due to the receipt of federal tax refunds totaling over $32 million. Also during the third quarter, the Company’s debt was reduced by $5.8 million primarily as a result of the sale of the SevenShores project.

“During the quarter we continued to refine our focus, including the sale of non-strategic Central Florida assets, enhancing our financial flexibility as we prepare for the opportunities created by the opening of the new international airport in Northwest Florida,” stated William S. McCalmont, St. Joe Executive Vice President and CFO. “We are also pleased to have extended the maturity date on our revolving credit facility to September 2012 given the continuing challenges in the credit markets.”

Capital expenditures for the first nine months of 2009 were $10.9 million, compared to $28.9 million for the same period in 2008, a reduction of 62 percent. In addition, St. Joe incurred cash overhead costs of $45.5 million for the first nine months of 2009, compared to $65.8 million for the same period last year, a 31 percent reduction.

Land Holdings and Entitlements

On September 30, 2009, St. Joe owned approximately 580,000 acres, concentrated primarily in Northwest Florida. Approximately 405,000 acres, or 70 percent of the Company’s total land holdings, are within 15 miles of the coast of the Gulf of Mexico.

On September 30, 2009, St. Joe’s land-use entitlements in hand or in process totaled approximately 43,000 residential units and approximately 13.5 million square feet of commercial space, as well as an additional 646 acres with land-use entitlements for commercial uses.

Year-to-Date Results

Net Loss for the first nine months of 2009 was $(70.7) million, or $(0.77) per share, compared to Net Loss of $(8.0) million, or $(0.09) per share, for the first nine months of 2008. Included in the results for the first nine months of 2009 were significant pre-tax charges of $79.1 million, or $0.52 per share after tax, compared to pre-tax charges of $51.8 million, or $0.35 per share after tax, in the first nine months of 2008.

FINANCIAL DATA ($ in millions except per share amounts) Consolidated Results

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
Revenues
Real estate sales	$24.3	$13.7	$53.0	$161.4
Timber sales	7.0	5.9	20.4	20.0
Rental revenue	0.6	0.4	1.4	1.0
Other revenues	11.3	13.2	30.6	34.9
Total revenues	43.2	33.2	105.4	217.3
Expenses
Cost of real estate sales	22.5	8.7	38.2	48.2
Cost of timber sales	5.1	4.9	14.7	14.8
Cost of rental revenue	0.5	0.2	0.9	0.4
Cost of other revenues	11.1	13.6	30.8	37.6
Other operating expenses	8.7	14.4	32.1	43.1
Corporate expense, net	5.9	8.0	19.1	26.0
Restructuring charges	1.8	1.3	1.8	4.3
Impairment losses	11.1	1.3	32.6	4.6
Pension settlement charge	--	--	44.7	--
Depreciation and amortization	4.0	4.1	12.4	13.3
Total expenses	70.7	56.5	227.3	192.3
Operating profit (loss)	(27.5)	(23.3)	(121.9)	25.0
Other income (expense)	1.2	(7.3)	3.3	(38.6)
Pretax income (loss) from continuing operations	(26.3)	(30.6)	(118.6)	(13.6)
Income tax (expense) benefit	11.9	11.5	47.3	5.6
Equity (loss) in income of unconsolidated affiliates	--	--	--	(0.3)
Discontinued operations, net of tax	--	(0.1)	(0.2)	(0.2)
Net (loss) income	(14.4)	(19.2)	(71.5)	(8.5)
Less: Net loss attributable to non-controlling interest	--	--	0.8	0.5
Net (loss) income attributable to The St. Joe Company	$(14.4)	$(19.2)	$(70.7)	$(8.0)
Net (loss) income per share	$(0.16)	$(0.21)	$(0.77)	$(0.09)

Weighted average shares	91,496,677	91,323,588	91,357,912	87,236,860

Revenues by Segment

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
Residential
Real estate sales	$21.9	$8.7	$37.6	$25.8
Rental revenue	0.5	0.3	1.0	0.9
Other revenues	11.3	13.2	30.6	34.9
Total Residential	33.7	22.2	69.2	61.6
Commercial
Real estate sales	2.1	2.6	2.5	3.1
Rental revenues	0.1	0.1	0.4	0.1
Total Commercial	2.2	2.7	2.9	3.2
Rural Land sales	0.3	2.4	12.9	132.5
Forestry sales	7.0	5.9	20.4	20.0
Total revenues	$43.2	$33.2	$105.4	$217.3

Summary Balance Sheet

	September 30, 2009	December 31, 2008
Assets
Investment in real estate	$844.9	$890.6
Cash and cash equivalents	156.6	115.5
Pledged treasury securities	27.5	28.9
Notes receivable	25.3	50.1
Tax receivable	27.9	32.3
Prepaid pension asset	42.2	42.0
Property, plant and equipment, net	16.9	19.8
Other assets	28.7	35.1
Assets held for sale	--	4.0
Total assets	$1,170.0	$1,218.3

Liabilities and Equity
Debt	$43.3	$49.6
Accounts payable, accrued liabilities	113.8	115.2
Deferred income taxes	61.6	61.5
Liabilities of assets held for sale	--	0.6
Total liabilities	218.6	226.9
Total equity	951.4	991.4
Total liabilities and equity	$1,170.0	$1,218.3

Debt Schedule

	September 30, 2009	December 31, 2008
Defeased debt	$27.5	$28.9
Community Development District debt	12.3	11.9
Various notes secured by certain real estate	3.5	8.8
Total debt	$43.3	$49.6

Cash Overhead

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008

Other operating expenses	$8.7	$14.4	$32.1	$43.1
Corporate expense	5.9	8.0	19.1	26.0
Total GAAP overhead	14.6	22.4	51.2	69.1
Plus overhead capitalized	0.4	0.8	1.5	4.6
Less non-cash overhead	(1.3)	(3.3)	(7.2)	(7.9)
Total cash overhead	$13.7	$19.9	$45.5	$65.8

Cash overhead is a non-GAAP financial measure. We believe this information is useful to investors in understanding the underlying operational performance of the Company, its business and performance trends. Specifically, we believe that the reduction in total cash overhead shows investors the cash savings achieved by management through various restructuring and cost-saving initiatives. Although we believe disclosure of total cash overhead enhances investors’ understanding of our business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP basis financial measures.

Other Operating and Corporate Expenses

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
Employee costs	$6.9	$7.0	$18.9	$27.9
Non-cash stock compensation costs	0.8	2.4	6.5	8.9
Marketing and homeowner association cost	1.0	3.2	3.9	8.8
Occupancy repairs and maintenance	1.2	1.9	4.5	7.6
Professional fees	1.6	2.7	6.0	7.7
Other	3.1	5.6	13.3	15.5
Pension (income)	0.4	0.4	(0.4)	(2.7)
Capitalized costs	(0.4)	(0.8)	(1.5)	(4.6)
Total other operating and corporate expense	$14.6	$22.4	$51.2	$69.1

Additional Information

Additional information with respect to the Company’s results for the third quarter of 2009 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission today.

Conference Call Information

On November 3, 2009, at 10:30 a.m. (EST), St. Joe will host a conference call to review the Company’s results for the third quarter ended September 30, 2009.

To participate in the call, please phone 866-316-1366 (for domestic calls) or 913-312-1266 (for international calls) approximately ten minutes before the scheduled start time. You will be asked for a confirmation code which is 7228714. The Company will also webcast the conference call in a listen-only format on the Company’s web site at www.joe.com.

Following the call, you may access a replay of the call by phoning 888-203-1112 (for domestic calls) or 719-457-0820 (for international calls) using access code 7228714. Access to the replay will be available until November 10, 2009. A webcast archive of the conference call will be posted to the company website approximately 90 minutes following the call and will be available until November 10, 2009.

About St. Joe

The St. Joe Company (NYSE:JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies and Northwest Florida’s largest private landowner. We are primarily engaged in real estate development and sales, with significant interests in timber.

More information about the Company can be found at its web site at www.joe.com.

Forward-Looking Statements

We have made forward-looking statements in this release pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as “intend”, “anticipate”, “believe”, “estimate”, “expect”, “plan”, “should”, “forecast” or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

  future operating performance, revenues, earnings and cash flows;
  future residential and commercial demand, opportunities and entitlements;
  development approvals and the ability to obtain such approvals, including possible legal challenges;
  the number of units or commercial square footage that can be supported upon full build out of a development;
  the number, price and timing of anticipated land sales or acquisitions;
  estimated land holdings for a particular use within a specific time frame;
  the levels of resale inventory in our developments and the regions in which they are located;
  the development of relationships with strategic partners, including homebuilders;
  future amounts of capital expenditures;
  the projected completion, opening, operating results and economic impact of the new international airport in Northwest Florida, as well as the timing and availability of air service at the new airport;
  the amount of dividends, if any, we pay; and
  the number or dollar amount of shares of Company stock which may be purchased under our existing or future share-repurchase programs.

Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on our current expectations, and we undertake no obligation to update the information contained in this release. New information, future events or risks may cause the forward-looking events we discuss in this release not to occur.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K and our quarterly reports on Form 10-Q, as well as, among others, the following:

  a continued downturn in the real estate markets in Florida and across the nation;
  a continued crisis in the national financial markets and the financial services and banking industries;
  a continued decline in national economic conditions;
  economic conditions in Northwest Florida, Florida as a whole and key areas of the southeastern United States that serve as feeder markets to our Northwest Florida operations;
  availability of mortgage financing, increases in foreclosures and changes in interest rates;
  changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;
  the inability to raise sufficient cash to enhance and maintain our operations and to develop our real estate holdings;
  an event of default under our credit facility or the restructuring of such debt on terms less favorable to us;
  possible future write-downs of the book value of our real estate assets and notes receivable;
  the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes;
  the failure to attract homebuilding customers for our developments, or their failure to satisfy their purchase commitments;
  the failure to attract desirable strategic partners, complete agreements with strategic partners and/or manage relationships with strategic partners going forward;
  natural disasters, including hurricanes and other severe weather conditions, and the impact on current and future demand for our products in Florida;
  whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;

  local conditions such as the supply of homes and home sites and residential or resort properties or a change in the demand for real estate in an area;
  timing and costs associated with property developments;
  the pace of commercial and economic development in Northwest Florida;
  competition from other real estate developers;
  changes in pricing of our products and changes in the related profit margins;
  changes in operating costs, including real estate taxes and the cost of construction materials;
  changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;
  the failure to realize significant improvements in job creation and public infrastructure in Northwest Florida, including the expected economic impact of the new airport under construction in Northwest Florida;
  the failure of Southwest Airlines to commence service upon the opening of the new airport, or the subsequent reduction or termination of such service; Southwest Airlines’ service to the new airport is subject to various conditions as described in our Current Report on Form 8-K filed with the SEC on October 21, 2009;
  potential liability under environmental laws or other laws or regulations;
  changes in laws, regulations or the regulatory environment affecting the development of real estate;
  potential liability relating to construction defects;
  fluctuations in the size and number of transactions from period to period;
  the prices and availability of labor and building materials;
  changes in homeowner insurance rates and deductibles for property in Florida, particularly in coastal areas, and availability of property insurance in Florida;
  high property tax rates in Florida, and future changes in such rates;
  significant tax payments arising from any acceleration of deferred taxes;
  possible negative effects from oil or natural gas drilling, if permitted off the coast of Northwest Florida;
  changes in gasoline prices; and
  acts of war, terrorism or other geopolitical events.

The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

© 2009, The St. Joe Company. “JOE,” “St. Joe” and the "Taking Flight" design are service marks of The St. Joe Company.

CONTACT:
The St. Joe Company
JOE Media Contact: Jerry M. Ray, 904-301-4430
jray@joe.com
or
JOE Investor Contact: David Childers, 904-301-4302
dchilders@joe.com